Exhibit 99.1

Allegheny Technologies Announces Second Quarter 2011 Results

Second Quarter 2011 Results

  Sales increased to $1.35 billion, 28% higher than Q2 2010 and 10% higher than Q1 2011
  Net income attributable to ATI was $64.0 million, or $0.59 per share, including Ladish acquisition expenses
  Net income attributable to ATI was $76.7 million, or $0.70 per share, excluding Ladish acquisition expenses, 94% higher than Q2 2010 earnings per share
  Segment operating profit increased 48% compared to Q2 2010 to $173.4 million, including $13.2 million of Ladish acquisition costs
  Segment operating profit of $186.6 million, excluding Ladish acquisition costs, was 15% higher than Q1 2011
  Gross cost reductions of $59 million year to date
  Cash on hand was $367.8 million
  Net debt to total capitalization was 32.3%

PITTSBURGH--(BUSINESS WIRE)--July 27, 2011--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the second quarter 2011 of $64.0 million, or $0.59 per share, on sales of $1.35 billion. Results included acquisition related expenses of $12.7 million, net of tax, primarily related to inventory fair value adjustments and transaction costs. Excluding these items, net income was $76.7 million, or $0.70 per share, on sales of $1.35 billion and 113.5 million diluted shares. In the second quarter 2010, ATI reported net income of $36.4 million, or $0.36 per share, on sales of $1.05 billion.

On May 9, 2011, ATI completed the acquisition of Ladish Co., Inc. for $897.6 million, comprised of the issuance of 7.3 million shares of ATI common stock and payment of $24.00 per Ladish share in cash. ATI Ladish results are included in the High Performance Metals segment from the date of the acquisition.

For the six months ended June 30, 2011, net income was $120.3 million, or $1.13 per share, on sales of $2.58 billion. Year to date 2011 results included $18.5 million of special items, or $0.16 per share, including $3.1 million, net of tax, related to the accelerated recognition of equity-based compensation expense due to executive retirements, a discrete tax charge of $2.7 million primarily related to foreign income taxes, and $12.7 million, net of tax, in Ladish acquisition related items. Excluding these special items, net income was $138.8 million, or $1.29 per share for the first six months of 2011.

For the six months ended June 30, 2010, net income, including special charges, was $54.6 million, or $0.54 per share. Results included a non-recurring tax charge of $5.3 million related to the Patient Protection and Affordable Care Act. Excluding this non-recurring tax charge, net income was $59.9 million, or $0.60 per share, on sales of $1.95 billion.

“We continue to see strong secular growth in our key global markets,” said Rich Harshman, Chairman, President and Chief Executive Officer. “In the second quarter 2011, sales increased 28% compared to the same period in 2010, and increased 10% compared to the first quarter 2011.”

  Total titanium mill product shipments in the second quarter 2011, including Uniti joint venture conversion, were 12.1 million pounds, an increase of nearly 24% compared to the second quarter 2010. Titanium shipments in our Flat-Rolled Products segment were 4.9 million pounds, an increase of 90%. Total titanium mill product shipments were over 23.5 million pounds for the first six months of 2011, a 24% increase compared to the first six months of 2010.
  In our High Performance Metals segment, shipments of nickel-based alloy and specialty alloy mill products increased 31%.
  In our Flat-Rolled Products segment, shipments of high-value products increased 15%.
  ATI’s key global markets, aerospace and defense, oil and gas/chemical processing industry, electrical energy, and medical, represented 70% of ATI sales. Direct international sales were nearly 34% of total sales.

“Second quarter 2011 segment operating profit, excluding inventory fair value adjustments associated with the Ladish transaction, increased 59% to almost $187 million, or nearly 14% of ATI sales,” said Mr. Harshman. “Operating profit improved significantly in our High Performance Metals and Flat-Rolled Products segments. Flat-Rolled Products segment operating profit was over 10% of sales, reflecting a strong high-value product mix, which offset soft demand and low base prices for our standard stainless sheet and plate products. The supply chain for our standard stainless products reduced their inventories as surcharges declined and U.S. GDP weakened in the second quarter.

“Results were impacted by idle facility, start-up and qualification costs of $9.7 million associated with our titanium sponge operations, including $6.7 million associated with start-up and qualification costs at our Rowley, Utah facility. Segment operating profit for the quarter was also impacted by LIFO charges of $5.2 million, which was $1.3 million higher than the first quarter, primarily due to higher titanium and tungsten raw material costs.

“We have made good progress integrating ATI Ladish since completing the transaction on May 9. We are pleased with customer reaction to the combination of ATI Ladish’s operations with ATI’s High Performance Metals businesses. ATI is now a fully integrated supplier, from raw material (for titanium) and melt (for other specialty alloy systems) through highly engineered finished components. This provides enhanced value to our customers and expands ATI’s profitable growth opportunities.

“We continued to improve our cost structure with over $32 million in gross cost reductions in the second quarter, bringing our total gross cost reductions for the year to $59 million. Our gross cost reduction goal for 2011 is at least $100 million. Our balance sheet remains strong with cash on-hand of $368 million at the end of June.

“High Performance Metals segment backlog, including ATI Ladish, was over $1.38 billion at the end of the second quarter 2011. In addition, demand for our nickel-based alloys and specialty alloys continued to be strong in our Flat-Rolled Products segment as we received additional large project orders in the oil and gas market extending that segment’s solid backlog for these products through 2011 and into 2012.

“Our Rowley, UT premium-titanium sponge facility has produced over 5 million pounds of sponge so far this year. This sponge is being used to produce industrial titanium products. Our primary focus is to continue the orderly production ramp and begin the program to achieve standard-grade qualification for Rowley sponge. We expect to complete this qualification by early 2012. We will then begin the premium-grade qualification program. Our new PAM (Plasma Arc Melt) premium-titanium melt furnace in Bakers, NC has begun melt trials. These new investments are important to ATI as we expect strong demand growth to continue for our titanium mill products and titanium forgings and castings.

“We expect to begin construction of our Flat-Rolled Products segment Hot-Rolling and Processing Facility later this summer. Site preparation is essentially complete and final engineering drawings are nearing completion. We currently expect 2011 capital expenditures to be approximately $275 to $300 million, of which $98 million has been spent to date. We expect cash on-hand to increase in the third quarter as investment in managed working capital declines.

“The on-going debate about the U.S. budget deficits and debt ceiling, combined with the European debt crisis, is having a negative impact on consumer confidence. In spite of these challenges, we remain optimistic about the current demand and the secular growth opportunities over the next several years in our key diversified global markets.

“In our High Performance Metals segment, we expect demand to continue to be strong for our mill products and component products, and anticipate better demand for our exotic alloys in the second half 2011. We expect additional pre-tax charges in the third quarter 2011 of approximately $8 to $9 million relating to the inventory fair-value adjustments from the acquisition of ATI Ladish. We do not expect any significant similar charges beyond the third quarter. In our Flat-Rolled Products segment, we expect the third quarter results to be impacted by seasonal factors, soft demand, and low base prices for standard stainless sheet and plate products. Also, this segment’s operating results are expected to be negatively impacted by approximately $6 million of major maintenance charges as we take advantage of the seasonally lower demand for our standard stainless products.

“With the Ladish acquisition now complete, we expect 2011 revenues of $5.4 to $5.5 billion, compared to our previous expectations of $4.6 to $4.8 billion, and segment operating profit of 13% to 14% of revenues, excluding the impact of purchase inventory accounting charges. These expectations are based on the strength in our key global markets, improving shipments and higher base prices for many of our high-value products, the expectation of improved demand in the fourth quarter for our standard stainless products, and the view that certain raw material costs will moderate slightly or at least remain at current levels.

“Over the next 3 to 5 years we expect ATI to continue to benefit from our new alloys and products, diversified global growth markets, and differentiated product mix. Demand is expected to be strong for our mill products and highly engineered forged and cast components from the aerospace market. Strong growth is also expected from the oil and gas/chemical process industry for our titanium-based alloys, nickel-based alloys and specialty alloys, and tungsten products. Global demand is expected to grow considerably from the electrical energy market driven by increased need for natural gas-fired turbines, nuclear applications, and alternative energy applications such as solar and wind, and from the rebuilding of transmission infrastructure. In addition, medical market demand for our titanium, zirconium, specialty, and niobium alloys is expected to grow significantly above global GDP growth rates.”

	Three Months Ended		Six Months Ended
	June 30		June 30
	In Millions
	2011	2010	2011	2010

Sales	$1,351.6	$1,052.0	$ 2,579.0	$1,951.4

Net income attributable to ATI before acquisition expenses and other charges	$76.7	$36.4	$ 138.8	$59.9

Acquisition expenses and other charges*	$(12.7)	$0.0	$ (18.5)	$(5.3)

Net income attributable to ATI	$64.0	$36.4	$ 120.3	$54.6

	Per Diluted Share

Net income attributable to ATI before acquisition expenses and other charges per common share **	$0.70	$0.36	$ 1.29	$0.60

Acquisition expenses and other charges	$(0.11)	$0.00	$ (0.16)	$(0.06)

Net income attributable to ATI per common share	$0.59	$0.36	$ 1.13	$0.54

* Includes non-recurring Ladish acquisition expenses of $12.7 million for the three months ended June 2011, and accelerated recognition of equity-based compensation expense due to previously announced executive retirements and a discrete tax charge for the six months ended June 2011. For the six months ended June 2010, charges were related to the impact of tax law changes.

** ATI issued 7.3 million shares of common stock as part of the Ladish merger consideration. The weighted average impact was 4.4 million shares for the three months ended June 2011 and 2.2 million shares for the six months ended June 2011. The additional shares reduced reported results by $0.02 per share for both 2011 periods.

Second Quarter 2011 Financial Results

  Sales for the second quarter 2011 increased 28.5% to $1.35 billion, compared to the second quarter 2010, primarily as a result of higher shipments for most high-value products, higher raw material surcharges and increases in average base selling prices for many products. Compared to the second quarter 2010, sales increased 45% in the High Performance Metals segment, 18% in the Flat-Rolled Products segment and 34% in the Engineered Products segment. For the first six months of 2011, direct international sales increased $173.9 million, or 26%, and represented 32.8% of total sales. Compared to the first quarter 2011, total sales were 10% higher with increases of 24% in the High Performance Metals segment, 2% in the Flat-Rolled Products segment and 8% in the Engineered Products segments.
  Second quarter 2011 segment operating profit increased to $173.4 million, or 12.8% of sales, compared to $117.3 million, or 11.2% of sales, for the comparable 2010 period. While operating profit improved in the High Performance Metals and Flat-Rolled Products segments, results for the second quarter 2011 in the High Performance Metals segment were impacted by $13.2 million of purchase inventory accounting charges from the acquisition of ATI Ladish and $9.7 million of idle facility, start-up, and qualification costs associated with our titanium sponge operations. In addition, the second quarter 2011 included a LIFO inventory valuation reserve charge of $5.2 million due primarily to higher titanium and tungsten raw material costs. The second quarter 2010 included a LIFO inventory valuation reserve charge of $5.5 million.
  Net income attributable to ATI for the second quarter 2011 was $64.0 million, or $0.59 per diluted share, compared to $36.4 million, or $0.36 per diluted share, in the second quarter 2010. Results for the second quarter 2011 included acquisition related expenses of $12.7 million, net of tax, primarily related to inventory fair value adjustments and transaction costs. Excluding these items, net income was $76.7 million, or $0.70 per share. Net income for the second quarter 2010 was $36.4 million, or $0.36 per share.
  The Ladish acquisition was completed May 9, 2011, for $897.6 million, comprised of the issuance of 7.3 million shares of ATI common stock and the payment of $349.2 million in cash, net of $34.8 million of cash acquired. The acquired operations were renamed ATI Ladish, and results are included in the High Performance Metals segment from the date of the acquisition.
  Cash flow used in operations for the first six months of 2011 was $72.0 million. Increased profitability was offset by an investment of $455.1 million in managed working capital, due to a higher level of business activity, higher raw material costs, and additional inventory on-hand to address operational maintenance outages scheduled in early third quarter.
  Cash on hand at the end of the second quarter 2011 was $367.8 million.
  Gross cost reductions, before the effects of inflation, totaled $32 million in the second quarter 2011, bringing gross cost reductions for the year to $59 million.

High Performance Metals Segment

Market Conditions

  Demand for our titanium and titanium alloys and our nickel-based and specialty alloys was strong from the aerospace, medical, electrical energy, and oil and gas markets. Mill product shipments of our titanium alloys, and nickel-based alloys and specialty alloys increased 6%, compared to the first quarter 2011 while shipments of our exotic alloys were 8% lower due to the timing of major construction projects. Average selling prices increased 3% for nickel-based and specialty alloys primarily due to higher raw material indices and improving base prices. Average selling prices for exotic alloys increased 9% primarily due to mix. Average selling prices for titanium and titanium alloys were essentially flat with the first quarter 2011 primarily due to mix.

Second quarter 2011 compared to second quarter 2010

  Sales were $497.2 million, 45% higher than the second quarter 2010. Mill product shipments increased 31% for nickel-based and specialty alloys primarily due to higher demand from the commercial aerospace market. Shipments of titanium and titanium alloys mill products were flat with the prior year’s quarter, although the product mix contained more value-added product forms. Exotic alloys shipments decreased 13% primarily due to lower project based demand in the chemical processing industry. Average selling prices increased 15% for both titanium and titanium alloys, and nickel-based and specialty alloys primarily due to higher raw material indices and improving base prices. Average selling prices for exotic alloys increased 10%.
  Segment operating profit increased to $92.9 million, or 18.7% of sales, compared to $67.3 million, or 19.7% of sales, for the second quarter 2010. Segment operating profit excluding purchase accounting inventory charges was 21.3% of segment sales. The increase in operating profit primarily resulted from higher shipment volumes, improved product pricing, and the benefits of gross cost reductions. Second quarter 2011 segment operating profit was impacted by $13.2 million of acquisition related charges and $9.7 million of idle facility, start-up, and qualification costs associated with our titanium sponge operations. The second quarter 2010 included $7.7 million of start-up and idle facility costs associated with our titanium sponge operations. In addition, second quarter 2011 segment operating profit included a LIFO inventory valuation reserve charge of $4.2 million. The second quarter 2010 included a LIFO inventory valuation reserve charge of $2.1 million.
  Results benefited from $17.4 million of gross cost reductions in the second quarter 2011.

Flat-Rolled Products Segment

Market Conditions

  Demand was strong for high-value products from the oil and gas/chemical process industry and aerospace markets and improved from the global automotive market. Compared to the first quarter 2011, demand increased 6% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products and grain-oriented electrical steel, but decreased 12% for standard stainless products. The rapid decline in nickel prices during the 2011 second quarter and the resulting effect on future raw material surcharges combined with slower U.S. GDP growth led standard stainless customers to reduce order entry activity. Direct international sales represented 32% of segment sales for the second quarter 2011. Second quarter Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were a record 4.9 million pounds, a 90% increase compared to the second quarter 2010. Average selling prices for all products increased 7% compared to the first quarter 2011 primarily due to raw material surcharges and higher base prices for most high-value products.

Second quarter 2011 compared to second quarter 2010

  Sales increased to $727.3 million, 18.2% higher than the second quarter 2010, primarily due to higher raw material surcharges and improved base-selling prices for most high-value products. Shipments of high-value products increased 15% and shipments of standard stainless products (sheet and plate) decreased 16%. Average transaction prices for all products, which include surcharges, increased 23% due to higher raw material surcharges for all products and improved base prices for most high-value products.
  Segment operating profit improved to $73.7 million, or 10.1% of sales, compared to $42.1 million, or 6.8% of sales, for the second quarter 2010 due primarily to increased high-value product shipments and higher base prices for most high-value products. The second quarter 2011 included a LIFO inventory valuation reserve benefit of $3.2 million. The second quarter 2010 included a LIFO inventory valuation reserve charge of $1.6 million.
  Results benefited from $12.9 million in gross cost reductions in the second quarter 2011.

Engineered Products Segment

Market Conditions

  Demand improved from the oil and gas, cutting tool, transportation, construction and mining, aerospace, and electrical energy markets.

Second quarter 2011 compared to second quarter 2010

  Sales increased to $127.1 million, an increase of 33.9% compared to the second quarter 2010, primarily as a result of the improved demand and higher prices for tungsten-based and carbon alloy steel forging products.
  Segment operating profit was $6.8 million for the second quarter 2011, compared to $7.9 million in the second quarter 2010. Results for the second quarter 2011 included a LIFO inventory valuation reserve charge of $4.2 million compared to a $1.8 million LIFO inventory valuation reserve charge for the comparable 2010 period.
  Results benefited from $2 million of gross cost reductions in the second quarter 2011.

Other Expenses

  Corporate expenses for the second quarter 2011 were $25.8 million, compared to $15.0 million in the year-ago period. The increase in corporate expenses was primarily related to Ladish transaction costs and higher incentive compensation expenses associated with long-term performance plans.
  Interest expense, net of interest income, was $23.7 million, compared to $15.4 million in the second quarter 2010. The increase in interest expense was primarily due to the January 7, 2011 issuance of $500 million of 5.95% Notes due 2021, debt assumed in the Ladish acquisition, and lower interest expense capitalized on strategic projects due to project completions.
  Capitalized interest on major strategic capital projects reduced interest expense by $2.8 million for the second quarter 2011 compared to $3.4 million for the comparable 2010 period.
  Other expenses, which include expenses related to closed operations, for the second quarter 2011 were $4.2 million compared to $3.9 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $19.4 million in the second quarter 2011, compared to $22.4 million in the second quarter 2010. This decrease was primarily due to higher than expected returns on pension plan assets in 2010 and the benefits resulting from our voluntary pension contributions made over the last several years.
  For the second quarter 2011, retirement benefit expense of $13.4 million was included in cost of sales and $6.0 million was included in selling and administrative expenses. For the second quarter 2010, the amount of retirement benefit expense included in cost of sales was $16.2 million, and the amount included in selling and administrative expenses was $6.2 million.

Income Taxes

  The second quarter 2011 provision for income taxes was $34.3 million, or 34.2% of income before tax, compared to the second quarter 2010 provision for income taxes of $22.4 million, or 37% of income before tax.

Cash Flow, Working Capital and Debt

  Cash on hand was $367.8 million at June 30, 2011, a decrease of $64.5 million from year-end 2010.
  Cash flow used in operations for the first half 2011 was $72.0 million. Increased profitability was offset by an investment of $455.1 million in managed working capital due to a higher level of business activity, higher raw material costs, and additional inventory on-hand to address operational maintenance outages scheduled in early third quarter.
  The $455.1 million growth in managed working capital resulted from a $185.4 million increase in accounts receivable and a $333.1 million increase in inventory, partially offset by a $63.4 million increase in accounts payable.
  At June 30, 2011, managed working capital was 35.2% of annualized sales, compared to 34.4% of annualized sales at year-end 2010. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $444.3 million in the first half of 2011, including $349.2 million for the Ladish acquisition and $97.7 million of capital expenditures.
  Cash provided by financing activities was $451.8 million in the first half 2011, and included $495.0 million in net proceeds from the issuance of $500 million of 5.95% Notes due January 2021, dividend payments of $36.7 million and $8.7 million of net debt retirements.
  Net debt as a percentage of total capitalization was 32.3% at the end of the second quarter 2011 compared to 23.6% at the end of 2010. Total debt to total capital was 38.0% at June 30, 2011, compared to 34.3% at the end of 2010.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on Wednesday, July 27, 2011, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, from the Ladish acquisition and other strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2010, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.7 billion for the last twelve months. ATI has approximately 11,300 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Sales	$1,351.6	$1,052.0	$2,579.0	$1,951.4
Costs and expenses:
Cost of sales	1,128.6	900.2	2,150.6	1,678.2
Selling and administrative expenses	99.3	76.0	188.0	150.2
Income before interest, other income and income taxes	123.7	75.8	240.4	123.0
Interest expense, net	(23.7)	(15.4)	(46.7)	(30.0)
Other income, net	0.3	0.2	0.4	0.6
Income before income tax provision	100.3	60.6	194.1	93.6
Income tax provision	34.3	22.4	69.4	35.6
Net income	66.0	38.2	124.7	58.0
Less: Net income attributable to noncontrolling interests	2.0	1.8	4.4	3.4
Net income attributable to ATI	$64.0	$36.4	$120.3	$54.6
Basic net income attributable to ATI per common share	$0.63	$0.37	$1.20	$0.56
Diluted net income attributable to ATI per common share	$0.59	$0.36	$1.13	$0.54
Weighted average common shares outstanding -- basic (millions)	102.1	97.5	99.9	97.4
Weighted average common shares outstanding -- diluted (millions)	113.5	108.4	111.2	108.4
Actual common shares outstanding -- end of period (millions)	106.3	98.6	106.3	98.6

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Sales:
High Performance Metals	$497.2	$341.8	$896.6	$644.1
Flat-Rolled Products	727.3	615.3	1,437.9	1,131.9
Engineered Products	127.1	94.9	244.5	175.4
Total External Sales	$1,351.6	$1,052.0	$2,579.0	$1,951.4
Operating Profit:
High Performance Metals	$92.9	$67.3	$178.5	$122.3
% of Sales	18.7%	19.7%	19.9%	19.0%

Flat-Rolled Products	73.7	42.1	137.1	73.5
% of Sales	10.1%	6.8%	9.5%	6.5%

Engineered Products	6.8	7.9	20.2	9.7
% of Sales	5.4%	8.3%	8.3%	5.5%
Operating Profit	173.4	117.3	335.8	205.5
% of Sales	12.8%	11.2%	13.0%	10.5%
Corporate expenses	(25.8)	(15.0)	(51.6)	(27.3)
Interest expense, net	(23.7)	(15.4)	(46.7)	(30.0)
Other expense, net of gains on asset sales	(4.2)	(3.9)	(4.7)	(9.7)
Retirement benefit expense	(19.4)	(22.4)	(38.7)	(44.9)
Income before income taxes	$100.3	$60.6	$194.1	$93.6

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	June 30,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$367.8	$432.3
Accounts receivable, net of allowances for doubtful accounts of $7.3 and $5.6 at June 30, 2011 and December 31, 2010, respectively	808.1	545.4
Inventories, net	1,465.4	1,024.5
Deferred income taxes	13.5	-
Prepaid expenses and other current assets	36.3	112.9
Total Current Assets	2,691.1	2,115.1

Property, plant and equipment, net	2,292.7	1,989.3
Cost in excess of net assets acquired	690.6	206.8
Other assets	374.6	182.4
Total Assets	$6,049.0	$4,493.6

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$503.6	$394.1
Accrued liabilities	341.0	249.9
Deferred income taxes	-	5.6
Short term debt and current portion of long-term debt	154.2	141.4
Total Current Liabilities	998.8	791.0

Long-term debt	1,496.5	921.9
Accrued postretirement benefits	439.2	423.8
Pension liabilities	97.4	58.3
Deferred income taxes	109.6	68.6
Other long-term liabilities	127.5	100.6
Total Liabilities	3,269.0	2,364.2

Total ATI stockholders' equity	2,690.7	2,040.8
Noncontrolling interests	89.3	88.6
Total Equity	2,780.0	2,129.4

Total Liabilities and Equity	$6,049.0	$4,493.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Six Months Ended
	June 30
	2011	2010

Operating Activities:

Net income	$124.7	$58.0

Depreciation and amortization	80.6	69.8
Deferred taxes	(13.1)	36.0
Change in managed working capital	(455.1)	(346.8)
Change in retirement benefits	6.5	14.6
Accrued liabilities and other	184.4	(25.0)
Cash used in operating activities	(72.0)	(193.4)
Investing Activities:
Purchases of property, plant and equipment	(97.7)	(97.6)
Acquisition of business	(349.2)	-
Asset disposals and other	2.6	1.0
Cash used in investing activities	(444.3)	(96.6)
Financing Activities:
Borrowings on long-term debt	500.0	-
Payments on long-term debt and capital leases	(11.0)	(5.3)
Net borrowings under credit facilities	2.3	5.2
Debt issuance costs	(5.0)	-
Dividends paid to shareholders	(36.7)	(35.3)
Exercises of stock options	1.1	1.1
Taxes on share-based compensation and other	1.1	(5.8)
Cash provided by (used in) financing activities	451.8	(40.1)
Decrease in cash and cash equivalents	(64.5)	(330.1)
Cash and cash equivalents at beginning of period	432.3	708.8
Cash and cash equivalents at end of period	$367.8	$378.7

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Mill Products Volume:
High Performance Metals (000's lbs.)
Titanium	7,132	7,138	13,885	13,235
Nickel-based and specialty alloys	12,493	9,517	24,317	17,961
Exotic alloys	991	1,143	2,070	2,124

Flat-Rolled Products (000's lbs.)
High value	129,785	112,979	251,812	223,474
Standard	149,726	177,539	320,054	334,390
Flat-Rolled Products total	279,511	290,518	571,866	557,864

Mill Products Average Prices:
High Performance Metals (per lb.)
Titanium	$21.20	$18.49	$21.22	$18.64
Nickel-based and specialty alloys	$15.35	$13.30	$15.11	$13.41
Exotic alloys	$66.72	$60.54	$63.83	$60.67

Flat-Rolled Products (per lb.)
High value	$3.35	$2.83	$3.27	$2.71
Standard	$1.93	$1.65	$1.90	$1.55
Flat-Rolled Products combined average	$2.59	$2.11	$2.50	$2.02

Mill Products volume and average price information includes shipments to ATI Ladish for all periods presented. High Performance Metals mill product forms include ingot, billet, bar, shapes and rectangles, rod, wire, and seamless tubes.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Numerator for Basic net income per common share -
Net income attributable to ATI	$64.0	$36.4	$120.3	$54.6
Effect of dilutive securities:
4.25% Convertible Notes due 2014	2.5	2.2	5.0	4.4
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed conversions	$66.5	$38.6	$125.3	$59.0

Denominator for Basic net income per common share -
Weighted average shares outstanding	102.1	97.5	99.8	97.4
Effect of dilutive securities:
Share-based compensation	1.8	1.3	1.8	1.4
4.25% Convertible Notes due 2014	9.6	9.6	9.6	9.6
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	113.5	108.4	111.2	108.4

Basic net income attributable to ATI per common share	$0.63	$0.37	$1.20	$0.56

Diluted net income attributable to ATI per common share	$0.59	$0.36	$1.13	$0.54

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2011	2010

Accounts receivable	$808.1	$545.4
Inventory	1,465.4	1,024.5
Accounts payable	(503.6)	(394.1)
Subtotal	1,769.9	1,175.8

Allowance for doubtful accounts	7.3	5.6
LIFO reserve	172.1	163.0
Corporate and other	56.0	35.3
Managed working capital	$2,005.3	$1,379.7

Annualized prior 2 months sales	$5,700.3	$4,007.7

Managed working capital as a % of annualized sales	35.2%	34.4%

Year to date change in managed working capital	$625.6
Managed working capital acquired	(170.5)
Net change in managed working capital	$455.1

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2011	2010

Total debt	$1,650.7	$1,063.3
Less: Cash	(367.8)	(432.3)
Net debt	$1,282.9	$631.0

Net debt	$1,282.9	$631.0
Total ATI stockholders' equity	2,690.7	2,040.8
Net ATI capital	$3,973.6	$2,671.8

Net debt to ATI capital	32.3%	23.6%

Total debt	$1,650.7	$1,063.3
Total ATI stockholders' equity	2,690.7	2,040.8
Total ATI capital	$4,341.4	$3,104.1

Total debt to total ATI capital	38.0%	34.3%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004
www.ATIMetals.com